Exhibit 99.1

For Immediate Release:	December 29, 2014

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
EVP, Investor Relations Officer	VP, Corporate Communications
United Bank	United Bank
860-291-3622	860-291-3765
mshaw@bankatunited.com	ajeamel@bankatunited.com

United Financial Bancorp, Inc. Unveils Q4 Restructuring Initiatives

(Glastonbury, Conn., December 29, 2014) – William H.W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. (NASDAQ: UBNK) and United Bank of Glastonbury, Conn., today announced that the Company expects to record certain charges in its fiscal 2014 fourth quarter earnings, aggregating to a total of approximately $5.5 million pre-tax.

The Company has initiated certain restructuring initiatives in order to achieve greater operational efficiencies.

The charges relate to a reduction in an unspecified number of management and staff positions and the implementation of a branch optimization strategy which includes the closure of five non-strategic branches in United's branch network, pending regulatory approval. The five branch locations are: 180 Main Street in Northampton, Mass.; 491 Pleasant Street in Northampton, Mass.; 6 Church Street in Northborough, Mass; 701 Church Street in Whitinsville, Mass; and 124 Main Street in Broad Brook, Conn. These branch closures are in addition to the four branches United said it would consolidate after it announced its merger in November 2013. Those four branches officially closed in October 2014.

The Company expects to realize approximately $3.0 million pre-tax of ongoing cost savings as a result of this restructuring. Nearly all of these benefits will be fully-realized in fiscal 2015.

"A continuing focus on cost efficiency has always been a key driver in making our Company a success. We said we would continue to look for ways to strengthen United when we announced our merger last year and we are delivering on that promise," said Crawford. "Therefore, it requires some difficult but prudent financial decision-making to make the Company stronger and more efficient without compromising our commitment to exceptional customer service or our unwavering commitment to our communities. With expectations of continued pressure on spread income in 2015 due to the likely interest rate environment, we thoughtfully and strategically identified key operational efficiencies that will result in significant ongoing costs savings in 2015."
UNBK - United Financial Bancorp, Inc.                        Page 1                        www.unitedfinancialinc.com

The Company also announced to today that Scott C. Bechtle, Chief Risk Officer, will be leaving United Bank effective Tuesday, December 30, 2014.

The Bank's risk oversight responsibilities will be divided into a credit risk function overseen by the current Executive Vice President and Chief Credit Officer Mark A. Kucia. The enterprise risk management and compliance will now be overseen by United's newly-appointed Chief Risk Officer, Elizabeth "Betsy" Kenney Wynnick, its current Executive Vice President and Director of Internal Audit who is replacing Bechtle.

Bechtle, a resident of Glastonbury, Connecticut, came to United Bank in July 2011 after being recruited by Crawford to establish and oversee the Company's Risk Department. As CRO, Bechtle focused on credit policy/credit administration, loan review, compliance and enterprise risk management. He was also United's lead regulatory liaison. In addition to his time at United, Bechtle's more than 30 years in banking included his role as CRO at Florida Shores Bank, South Trust and Barnett Bank.

"When I became CEO of United Bank in 2011, I made it a top priority to hire a Chief Risk Officer with the industry knowledge and regulatory expertise to help us create and oversee a Risk Department at the Bank. In just three short years, Scott achieved what we recruited him to do. For that reason and many more, I want to publically thank Scott for his contributions to United and the legacy he has rightfully earned here," said Crawford. "Due to his leadership, the Bank has become a regulatory best practice leader, we have a sound risk strategy as well as a strong credit culture and discipline. Unquestionably, his more than three decades in banking served us very well."

"It's been an honor to work with the United Team and I hope that I was able to leave my mark in some way that people will notice the contributions. I made the decision a couple of months ago to leave the Bank after the United-Rockville conversion was complete. The Bank's leadership team is the envy of the banking industry in New England and United is a wonderful place to build a career," said Bechtle.

Wynnick, a resident of Milford, Connecticut who joined United Bank in 2012, is a seasoned internal and external auditor with over 22 years of banking and financial services experience in Connecticut. Before coming to United, Wynnick was the General Auditor at NewAlliance Bank for almost seven years. She also served as Deputy General Auditor with Webster Financial Corp, where she was employed in their Internal Audit Department for ten years.

UBNK - United Financial Bancorp, Inc.                        Page 2                        www.unitedfinancialinc.com

Wynnick holds a law degree from the University of Connecticut School of Law and is licensed to practice law in Connecticut. In addition, she is a Certified Public Accountant and a Certified Financial Services Auditor.

"Since coming to United Bank, Betsy has become a stand-out member of our senior leadership team and a go-to leader for employees for her extensive financial services expertise beyond the vast experience she will bring to her new role as Chief Risk Officer," said Crawford. "She exemplifies the level of talent and expertise we have on our leadership team who are collectively in pursuit with me to make United a great bank."

Replacing Wynnick as Director of Internal Audit will be Chris Molinari, currently the Bank's Deputy Director of Internal Audit. Molinari has also been promoted to Senior Vice President.

Molinari of South Windsor, Connecticut joined the Bank in July 2012 and has over twenty-three years of experience in the financial services industry as an auditor. Before being recruited to come to United, Molinari was the Compliance Risk Manager at People's United Bank for one year where he was responsible for implementing a bank-wide compliance testing program. Prior to Peoples, he was a Deputy General Auditor at NewAlliance Bank and a Financial Audit Manager at Webster Financial Corp. Molinari is a graduate of Providence College and a Certified Public Accountant.

"We have a strong bench of high performers ready to take on key leadership roles when they are called upon. With Scott's departure official on December 30, we have two talented, respected and hardworking bankers in Betsy and Chris ready to assume these key posts and make a significant impact on the Bank right away," Crawford added. "That's why our employees, customers and shareholders can expect a smooth transition to their new leadership roles of Chief Risk Officer and Director of Internal Audit."

Wynnick's and Molinari's promotions are effective upon Bechtle's departure from the Bank.

 United Financial Bancorp, Inc.                        Page 3                        www.unitedfinancialinc.com

About United Financial Bancorp, Inc.:
United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Central and Southern Connecticut, and Western and Central Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and over $5 billion in assets.  The combined Company, known as United Financial Bancorp, Inc., trades on the NASDAQ Global Select Stock Exchange under the ticker symbol "UBNK".

For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company's free Investor Relations app on your Apple or Android device.

Forward Looking Statements
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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United Financial Bancorp, Inc.                        Page 4                        www.unitedfinancialinc.com